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                                                                  Exhibit (h)(9)

                          SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made as of September 15, 1997 by and between Bank of America National Trust and Savings Association (the "Administrator") and PFPC Inc., a Delaware corporation (the "Sub-Administrator").

     WHEREAS, the Administrator entered into an Administration Agreement dated September 15, 1997 (the "Administration Agreement") to provide administration services to Pacific Horizon Funds, Inc. (the "Company"), which is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and which is comprised of multiple investment portfolios as specified in its Registration Statement on Form N-1A (each a "Fund" and collectively the "Funds");

     WHEREAS, the Administration Agreement provides that the Administrator may from time to time employ or associate with itself such person or persons as it may believe to be particularly fitted to assist in the performance of the Administration Agreement;

     WHEREAS, the Administrator desires to retain the Sub-Administrator to provide certain administration services for the Funds and the Sub-Administrator is willing to provide such services, all as more fully set forth below; and

     WHEREAS, the Sub-Administrator is experienced in providing administration services to investment companies and possesses facilities sufficient to provide such services.

     NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

I.   DEFINITIONS. AS USED IN THIS AGREEMENT:

     1.   "1933 Act" means the Securities Act of 1933, as amended.

     2.   "1934 Act" means the Securities Exchange Act of 1934, as amended.

     3. "Authorized Person" means any officer of the Company and any other person duly authorized by the Company's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Company and identified as such to the Sub-Administrator.

     4.   "CEA" means the Commodities Exchange Act, as amended.

     5. "Oral Instructions" mean oral instructions received by the Sub-Administrator from an Authorized Person or from a person reasonably believed by the Sub-Administrator to be an Authorized Person.

     6.   "SEC" means the Securities and Exchange Commission.

     7. "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     8. "Shares" mean the shares of stock of any series or class of the Company.

     9. "Written Instructions" mean written instructions signed by an Authorized Person and received by the Sub-Administrator. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.



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II. SUB-ADMINISTRATION


    1.    Appointment of Sub-Administrator

          The Administrator retains the Sub-Administrator for the term of this Agreement and the Sub-Administrator hereby agrees to perform the services and duties set forth in this Agreement for the compensation provided in this Agreement.

    2.    Compliance with Rules and Regulations

          The Sub-Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any other laws, rules and regulations of state and federal governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator hereunder. Except as specifically set forth herein, the Sub-Administrator assumes no responsibility for such compliance by the Company, the Administrator, or the Company's Transfer Agent, Custodians or Fund Accountants, unless specifically agreed to by written agreement.

    3.    Services and Duties

          A. The Sub-Administrator shall promptly notify the Administrator and the Company of any inquiries or contacts by governmental officers regarding the Funds unless prohibited by law. The Sub-Administrator shall not reply to any such governmental inquires without the consent of the Administrator and the Company unless required to do so by law (in which event it shall give the Administrator and the Company prior written notice of its response unless prohibited by law), or except as otherwise permitted by Section 5.

          B. Subject to supervision and control of the Company's Board of Directors and the Administrator, the Sub-Administrator will provide facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal auditing and legal services, and personnel to carry out all sub-administrative services set forth below, provided however, that the Administrator will retain responsibility for review and oversight of all such services:

               i. Overseeing the performance of the Company's Custodians and Transfer Agent with respect to the Funds.

               ii. Making available information concerning each Fund to its shareholders; distributing written communications to each Fund's shareholders such as periodic listings of each Fund's securities, annual and semi-annual reports, and prospectuses and supplements thereto; and handling shareholder problems and calls relating to administrative matters.

               iii. The Sub-Administrator shall participate in the periodic updating of the Funds' prospectuses and statements of additional information and shall accumulate information for and, subject to approval by the Company's Treasurer and legal counsel, coordinate the preparation,



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                      filing, printing and dissemination of reports to the
                      Funds' shareholders and the Commission, including but not limited to annual reports and semi-annual reports on Form N-SAR, notices pursuant to Rule 24f-2 and proxy materials pertaining to the Funds.

               iv. The Sub-Administrator shall confirm the calculation of dividends and capital gain distributions to be paid to each Fund's shareholders in conformity with Sub-chapter M of the Internal Revenue Code of 1986 (as amended).

                v. The Sub-Administrator shall arrange for payment by the Company of all expenses payable by the Company.

               vi. The Sub-Administrator, after consultation with legal counsel for the Company and the Administrator, shall determine the jurisdictions in which notice must be provided and fees paid in connection with the sale of shares to retail or institutional investors and, in connection therewith, shall be responsible for the maintenance of the registration or qualification of the Shares for sale under the securities laws of any state. Payment of Share registration fees and any fees for qualifying or continuing the qualification of the Company shall be made by the Company.

               vii. Provision of the services of persons who may be appointed as officers of the Company by the Company's Board of Directors to the extent permitted by law.

               viii. The Sub-Administrator shall oversee the maintenance by the Company's Custodians and Transfer Agent of the books and records pertaining to the Funds required under the 1940 Act in connection with the performance of the Custody Agreements and Transfer Agency Agreement, and shall maintain such other books and records with respect to the Funds (other than those required to be maintained by the Company's Investment Adviser, accounting agents, Custodians, Transfer Agent or other service providers) as may be required by the 1940 Act and other applicable securities laws, rules and regulations in connection with the services provided hereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all such books and records which it maintains, or is responsible for maintaining, for the Company and the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such books and records upon the Company's request. The Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act said books and records.

               ix. The Sub-Administrator shall prepare the Fund's federal, state and local income tax returns.





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               x.     The Sub-Administrator shall prepare and, subject to
                      approval of the Company's Treasurer, disseminate to the Company's Directors each Fund's quarterly financial statements and schedules of investments, and shall prepare such other reports relating to the business and affairs of the Funds (not otherwise appropriately prepared by the Company's Investment Adviser, counsel, auditors or others) as the Officers and Directors of the Company may from time to time reasonably request in connection with performance of its duties.

               xi. The Sub-Administrator shall assist the Company's Administrator, Custodians and Transfer Agent and the Company's Investment Adviser, counsel and auditors as reasonably requested to carry out the business and operations of the Funds.

               xii. In performing its duties as Sub-Administrator for the Funds, subject to Section 3.2 the Sub-Administrator will act in conformity with the Company's Charter, By-laws, prospectuses and statements of additional information, and the instructions and directions of the Administrator and the Board of Directors of the Company. In addition, subject to the limitation set forth in the second sentence of Section 2.2 the Sub-Administrator will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

               xiii. The Sub-Administrator shall assist in developing compliance procedures for each of the classes of the Company's Funds relating to compliance with 1940 Act provisions and the rules thereunder, the investment policies and limitations stated in a particular Fund's prospectus, such Fund's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986 (as amended), and any other matters as agreed to between the Administrator and the Sub-Administrator from time to time and shall monitor such compliance procedures, but shall not be responsible for a Fund's compliance.

               xiv. The Sub-Administrator shall review the daily pricing of securities for each Fund.

     4.   Compensation

          For the services provided and the expenses assumed as Sub-Administrator, the Administrator shall pay the Sub-Administrator a fee, computed daily and payable monthly, at the annual rate of:

          2.75 bp of the first $10 billion of average net assets;
          2.00 bp of the next $5 billion of average net assets;
          1.75 bp of the next $5 billion of average net assets;
          1.50 bp of the next $5 billion of average net assets;
          1.25 bp for assets over $25 billion.





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     5.   Services Not Exclusive

          The Sub-Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company's Board of Directors from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed its agent. The services furnished by the Sub-Administrator hereunder are not deemed exclusive, and the Sub-Administrator shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

     6.   Expenses Assumed as Sub-Administrator

          Except as otherwise stated in this Agreement, the Sub-Administrator shall pay all expenses incurred by it in performing its services and duties hereunder as Sub-Administrator in connection with the Funds. Such expenses shall not include any expenses of the Funds, including but not limited to printing and dissemination charges, fees, taxes and charges of regulatory authorities, and extraordinary expenses.

          The Sub-Administrator shall pay all costs and expenses of maintaining the offices of the Company and shall arrange for payment by the Company of all expenses payable by the Company.

     7.   Right to Inspect

          The Administrator and the Company shall have the right at any time during the Sub-Administrator's normal business hours to inspect the records (including work papers and the other related documents) in the possession of the Sub-Administrator relating to the Company. Copies of such records (including upon request copies in electronic format to the extent such records were ever maintained in such format) will be provided upon reasonable request of the Company or the Administrator at the expense of the requesting party.

     8.   Disaster Recovery

          The Sub-Administrator shall at its expense enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Sub-Administrator shall, at no additional expense to the Administrator or the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

III. INSTRUCTIONS

     1. Unless otherwise provided in this Agreement, the Sub-Administrator shall act only upon Oral Instructions and Written Instructions.

     2. The Sub-Administrator shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person



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          reasonably believed by the Sub-Administrator to be an Authorized
          Person) pursuant to this Agreement. The Sub-Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Company's Board of Directors or of the Company's shareholders or with any prior Oral or Written Instructions or other instructions of the Administrator, unless and until the Sub-Administrator receives Written Instructions to the contrary.

     3. The Administrator shall forward or cause the Company to forward to the Sub-Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Sub-Administrator) so that the Sub-Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Sub-Administrator shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Sub-Administrator shall incur no liability to the Administrator or the Company in acting upon such Oral Instructions or Written Instructions provided that the Sub-Administrator's actions comply with the other provisions of this Agreement.

IV.  RIGHT TO RECEIVE ADVICE

     1.   Advice of the Administrator or the Company

          If the Sub-Administrator is in doubt as to any action it should or should not take, the Sub-Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Administrator or the Company.

     2.   Advice of Counsel

          If the Sub-Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Sub-Administrator may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Administrator, the Company or the Sub-Administrator, at the option of the Sub-Administrator).

     3.   Conflicting Advice

          In the event of a conflict between directions, advice or Oral Instructions or Written Instructions the Sub-Administrator receives from the Administrator or the Company and the advice the Sub-Administrator receives from counsel, the Sub-Administrator may rely upon and follow the advice of counsel. In the event the Sub-Administrator so relies on the advice of counsel, the Sub-Administrator shall remain liable for any action or omission on the part of the Sub-Administrator which constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Sub-Administrator of any duties, obligations or responsibilities set forth in this Agreement.



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     4. Protection of the Sub-Administrator

        The Sub-Administrator shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Administrator or the Company or from counsel and which the Sub-Administrator believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon the Sub-Administrator (i) to seek such directions, advice or Oral Instructions or Written Instructions, or
        (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of another provision of this Agreement, the same is a condition of the Sub-Administrator's properly taking or not taking such action. Nothing in this subsection shall excuse the Sub-Administrator when an action or omission on the part of the Sub-Administrator constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Sub-Administrator of any duties, obligations or responsibilities set forth in this Agreement.

V.   CONFIDENTIALITY

     The Sub-Administrator shall treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior or present shareholders or those persons or entities who respond to inquires concerning investment in the Funds, and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any agreement with the Company, except after prior notification to and approval by the Board of Directors of the Company. The Administrator shall use its best efforts to cause the Company not to unreasonably withhold such approval, it being understood that prior approval is not required where not permitted by law and that such approval will not be withheld (and shall be deemed to have been given) where the Sub-Administrator may be exposed to civil or criminal contempt proceedings for failure to comply or when the Sub-Administrator is requested to divulge such information by duly constituted authorities. Notwithstanding the foregoing, the Sub-Administrator will not turn over records to third parties including regulatory or investigatory bodies without the prior approval of the Administrator, which approval shall not be unreasonably withheld, shall not be withheld where the Sub-Administrator may be exposed to civil or criminal contempt proceedings for failure to comply or when the Sub-Administrator is requested to divulge such information by duly constituted authorities, and shall not be required where not permitted by law (provided that if the Administrator's approval is not required, the Sub-Administrator shall give notice to the Administrator regarding the turning over of such records unless such notice is not permitted by law).

VI.  LIMITATION OF LIABILITY

     The Sub-Administrator shall be under no duty to take any action on behalf of or have any responsibility with respect to the Administrator, the Company or any Fund except as specifically set forth herein or as may be specifically agreed to in writing by the Sub-Administrator. The Sub-Administrator acknowledges that the performance of this Agreement is for the benefit of the Funds, that the Sub-Administrator shall be directly liable and responsible to the Administrator and the Company for performance of its obligations



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     hereunder, and that either the Funds (or the Company on behalf of the
     Funds) or the Administrator may therefore enforce in its own name and for itself such liability and responsibility against the Sub-Administrator; provided that, the Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator or any Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its obligations and duties under this Agreement or reckless disregard of such obligations and duties. Without limiting the generality of any other provision of this Agreement, the Sub-Administrator will not be liable for losses, or for delays, errors or loss of data, that are beyond its control, nor will the Sub-Administrator be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction or any notice or other instrument which conforms to the applicable requirements of this Agreement and which the Sub-Administrator reasonably believes to be genuine. Any person, even though also an officer, director, partner, employee or agent of the Sub-Administrator, who may be or may become an officer, trustee, employee or agent of the Company, shall be deemed, when rendering services to the Company or to any Fund, or acting on any business of the Company or any Fund (other than services or business, not including acting as an officer of the Company, in connection with the Sub-Administrator's duties hereunder or under any agreement with the Company) to be rendering such services to or acting solely for the Company or Fund and not as an officer, director, partner, employee or agent or one under the direction or control of the Sub-Administrator even though paid by the Sub-Administrator. Notwithstanding anything in this Agreement to the contrary, the Sub-Administrator shall not be liable for any consequential, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by the Sub-Administrator.

VII. TERMINATION

     This Agreement shall continue with respect to each Fund until terminated with respect to such Fund by either party hereto, or by the Company, giving notice in writing specifying the date of such termination, which date shall be not less than 60 days after the date of the giving of such notice. This Agreement shall not be assignable by the Sub-Administrator to any person, including without limitation to any affiliate of the Sub-Administrator, without the written consent of the Administrator and the Company, authorized or approved by a resolution of the Board of Directors of the Company; and any attempt by the Sub-Administrator to assign any of its rights and duties under this Agreement without such prior written consent shall not be effective. The indemnification provisions contained in Section 8 of this Agreement shall survive any termination of this Agreement. After termination of this Agreement, for so long as the Sub-Administrator, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Sub-Administrator and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from the Administrator, in addition to the compensation described under Section 2.4 hereof, the amount of all the Sub-Administrator's cash disbursements for services approved in advance by the Administrator in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to the Administrator and/or its designees of the Company's property, records, instruments and documents, or any copies



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          thereof. Subsequent to such termination, for a reasonable fee, the
          Sub-Administrator shall provide the Administrator and the Company with reasonable access to any Company documents or records remaining in its possession. Any work papers, documents or records prepared by the Sub-Administrator on behalf of the Company in order to maintain the regulatory records of the Funds become the property of the Company. In the event of termination, the Sub-Administrator shall promptly, upon written request, turn over such work papers, documents and records to the Company.

VIII.     INDEMNIFICATION

          The Administrator agrees to indemnify and hold harmless the Sub-Administrator from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which the Sub-Administrator takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Administrator or the Company or (ii) upon Oral or Written Instructions, provided that the Sub-Administrator shall not be indemnified against any liability to the Administrator, to the Company or to its shareholders (or any expenses incident to such liability) arising out of the Sub-Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

          The Sub-Administrator agrees to indemnify and hold harmless the Administrator for any amounts that the Administrator is required to indemnify the Company under the Administration Agreement to the extent that the Sub-Administrator would be responsible to the Company for such amounts under Section 6 hereof, provided that for any single incident the Company shall be entitled to only a single recovery.

IX.       LIAISON WITH ACCOUNTANTS

          The Sub-Administrator shall act as liaison with the Company's independent public accountants and shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information with respect to its duties hereunder is made available to such accountants for the expression of their opinion, as required by the Company.

X.        DELIVERY OF DOCUMENTS

          The Administrator has provided or, where applicable, will provide the Sub-Administrator with the following:

          1. a copy of the Company's most recent effective registration statement;

          2.   a copy of each Fund's advisory and/or sub-advisory agreements;

          3. a copy of the distribution agreement with respect to each class of Shares representing an interest in a Fund or class;



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     4.  a copy of any additional administration agreement with respect to a
         Fund or class;

     5. a copy of any shareholder servicing or transfer agency agreement made in respect of the Company or a Fund or class; and

     6. copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

XI.  AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing previously approved by the Board of Directors of the Company and signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

XII. NOTICES

     Notices of any kind to be given to the Administrator hereunder by the Sub-Administrator shall be in writing (including telecopy) and shall be duly given if mailed or delivered to the Administrator at the following address:

          Bank of America NT&SA
          333 South Beaudry Ave.
          25th Floor, Unit 39277
          Los Angeles, California 90017
          Attention: Sandra Chappel Brown
          Fax #: (213) 345-7280

          with a copy to:
          Bank of America NT&SA
          Legal Department
          555 South Flower Street
          8th Floor
          Los Angeles, California 90071
          Attention: Arthur A. Fritz, Esq.
          Fax #: (213) 228-2530

     or at such other address or to such individual as shall be so specified by the Administrator to the Sub-Administrator.

     Notices of any kind to be given to the Sub-Administrator hereunder by the Administrator shall be in writing (including telecopy) and shall be duly given if mailed or delivered to the Sub-Administrator at the following address:

          PFPC Inc.
          400 Bellevue Pkwy.
          Wilmington, DE 19809
          Attention: Steve Wynne
          Fax #: (302) 791-1856



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            with a copy to:
            Legal Department
            1600 Market Street
            28th Floor
            Philadelphia, PA 19103
            Attention: Gary Gardner, Esq.
            Fax #: (215) 585-7260

       or at such other address or to such individual as shall be so specified by the Sub-Administrator to the Administrator.

       A copy of all notices to the Administrator or the Sub-Administrator shall be given to the Company. Notices of any kind to be given to the Company by the Administrator or Sub-Administrator shall be in writing (including telecopy) and shall be duly given if mailed or delivered to the Company at the following address:

            Dr. Cornelius Pings
            Association of American Universities
            1200 New York Avenue, NW, Suite 550
            Washington, DC 20005
            Fax #: (202) 408-8184

            with a copy to:
            W. Bruce McConnel, III, Esq.
            Drinker Biddle & Reath LLP
            1345 Chestnut Street
            Philadelphia, PA 19107
            Fax #: (215) 988-2757

       or at such other address or such individual as shall be so specified by the Company to the Administrator and Sub-Administrator.

XIII.  COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XIV.   SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

XV.    FACSIMILE SIGNATURES

       The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.


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XVI. MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by Delaware law (without reference to principles of conflicts of law); provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the SEC thereunder.



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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                        PFPC INC.



                                        /s/ Robert J. Perlsweig
                                        ---------------------------------------
                                        (name)  Robert J. Perlsweig
                                        ---------------------------------------
                                        (title) Executive Vice President
                                        ---------------------------------------


                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION


                                        /s/ Sandra C. Brown
                                        ---------------------------------------
                                        (name)  Sandra C. Brown
                                        ---------------------------------------
                                        (title)
                                        ---------------------------------------



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